UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2017

Iconix Brand Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10593	11-2481093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Broadway, New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 9, 2017, Iconix Brand Group, Inc. (the “Company”) signed agreements to sell to DHX Media Ltd. (“DHX”) the Company’s entertainment division, which includes an 80% interest in the Peanuts® brand and a 100% interest in the Strawberry Shortcake® brand, for a total purchase price of $345 million, subject to a customary working capital adjustment. The remaining 20% interest in Peanuts® will continue to be held by members of the family of Charles M. Schulz. The sales were made pursuant to the Membership Interest Purchase Agreement between the Company, Icon NY Holdings, LLC (“Icon NY”), IBG Borrower LLC (“IBG Borrower,” and collectively with the Company and Icon NY, the “Sellers”), DHX and DHX SSP Holdings LLC (“DHX SSP,” and collectively with DHX, the “Purchasers”) and the Membership Interest Purchase Agreement, between the Company, IBG Borrower, DHX and DHX SSP, each dated as of May 9, 2017 (collectively, the “Agreements”). The Agreements contain representations, warranties and covenants of the Sellers and the Purchasers and post-closing indemnification rights of the Sellers and the Purchasers customary for transactions of this type. The closing of the transaction is subject to satisfaction of customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The transaction is expected to close between the end of the second quarter and the beginning of the third quarter of 2017.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As a result of the transaction described in Item 1.01 above, the Company is required to make principal prepayments of approximately (i) $152.2 million in the aggregate on its Series 2012-1 4.229% Senior Secured Notes, Class A-2 and Series 2013-1 4.352% Senior Secured Notes, Class A-2 (collectively the “Senior Secured Notes”), in accordance with the terms of the Senior Secured Notes, and (ii) $135.3 million on its senior secured term loan under the Credit Agreement dated as of March 7, 2016 between IBG Borrower, the Company and certain of IBG Borrower’s wholly-owned subsidiaries, Cortland Capital Market Services LLC and the lenders party thereto (the “Senior Secured Term Loan”), in accordance with the terms of the Senior Secured Term Loan. Additionally, the Company is required to pay a principal prepayment premium of $15.7 million in accordance with the terms of the Senior Secured Term Loan.

Item 7.01	Regulation FD Disclosure.

On May 10, 2017, the Company issued a press release announcing execution of the Agreements in respect of the transaction described in Item 1.01, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, regardless of any general incorporation language in those filings. In addition, the press release contains statements intended as “forward-looking statements” which are subject to the cautionary statements about forward-looking statements set forth in such press release.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release of Iconix Brand Group, Inc., dated May 10, 2017.*

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC.

By:	/s/ Jason Schaefer
	Name:	Jason Schaefer
	Title:	Executive Vice President and General Counsel

Date: May 16, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Iconix Brand Group, Inc., dated May 10, 2017.*

*	Furnished herewith.